UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

THE CHILDREN’S PLACE, INC.
(Name of Registrant as Specified in Its Charter)

MACELLUM SPV II, LP
MACELLUM CAPITAL MANAGEMENT, LLC
MACELLUM ADVISORS GP, LLC
MCM MANAGERS, LLC
MCM MANAGEMENT, LLC
JONATHAN DUSKIN
BARINGTON COMPANIES EQUITY PARTNERS, L.P.
BARINGTON COMPANIES INVESTORS, LLC
BARINGTON CAPITAL GROUP, L.P.
LNA CAPITAL CORP.
JAMES A. MITAROTONDA
HILCO, INC.
SETH R. JOHNSON
ROBERT L. METTLER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒          No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

Macellum Advisors GP, LLC, together with the other members of Shareholders for Change at The Children’s Place, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes for the election of its slate of director nominees at the 2015 annual meeting of stockholders of The Children’s Place, Inc.

Item 1: On May 12, 2015, Shareholders for Change at The Children’s Place issued the following press release:

SHAREHOLDERS FOR CHANGE AT THE CHILDREN’S PLACE ISSUES OPEN LETTER TO
THE CHILDREN’S PLACE SHAREHOLDERS

Highlights the Company’s Prolonged Underperformance Under the Oversight of the Current Board

Sets the Record Straight Regarding the Company’s Misleading Statements

Urges All Shareholders to Vote the BLUE Proxy Card to Elect its Highly Qualified Nominees - Seth R. Johnson and Robert L. Mettler - at Upcoming Annual Meeting

NEW YORK, NY - May 12, 2015 – Shareholders for Change at The Children’s Place, a group led by Macellum Advisors GP, LLC and Barington Capital Group, L.P., who collectively beneficially own approximately 2.1% of The Children’s Place, Inc. (“The Children’s Place” or the “Company”) (NASDAQ:PLCE), today announced that it has issued an open letter to shareholders of The Children’s Place.  In the letter, Shareholders for Change at The Children’s Place highlights the Company’s prolonged underperformance under the oversight of the current Board of Directors (the “Board”) and sets the record straight regarding the Company’s misleading statements throughout this election contest so that shareholders may have a complete and accurate understanding of the facts before they cast their votes at the upcoming 2015 Annual Meeting (the “Annual Meeting”).   Shareholders for Change at The Children’s Place also highlights in the letter that Institutional Shareholder Services Inc., a leading proxy voting advisory firm, recently announced its support that change is warranted on the Board.

Shareholders for Change at The Children’s Place urges all shareholders to elect its two highly qualified nominees, Seth R. Johnson and Robert L. Mettler, to the Board at the upcoming Annual Meeting by voting the BLUE proxy card TODAY.

The full text of the letter and all investor materials pertaining to this solicitation are available for viewing at the following link: http://www.changeplce.com.

If you have any questions or require any assistance with your vote, please contact D.F. King & Co., Inc. at the numbers listed below.

Contact Details:
Jonathan Duskin
Macellum Capital Management, LLC
(212) 956-3008

George W. Hebard III
Barington Capital Group, L.P.
(212) 974-5733

Richard Grubaugh
D.F. King & Co., Inc.
(212) 269-5550
800-515-4507 (Toll-free)

Item 2: On May 12, 2015, Shareholders for Change at The Children’s Place issued the following open letter to shareholders:

May 12, 2015

Dear Fellow Shareholder:

The 2015 Annual Meeting (the “Annual Meeting”) of The Children’s Place, Inc. (“The Children’s Place” or the “Company”) is less than two weeks away.   As significant shareholders of The Children’s Place, our interests are directly aligned with yours – we want to improve the long-term value of the Company and ensure that The Children’s Place becomes a best-in-class retailer.  Notably, Institutional Shareholder Services Inc. (“ISS”), a leading proxy voting advisory firm, recently announced its support of our view that change is warranted on the Board of Directors (the “Board”) of The Children’s Place.  To ensure that The Children’s Place is run in a manner consistent with your best interests, we urge you to elect our two highly qualified nominees, Robert L. Mettler and Seth R. Johnson, at the upcoming Annual Meeting.

We believe that The Children’s Place has severely underperformed its publicly traded peer Carter’s Inc. (“Carter’s) as well as the S&P retail and specialty retail indexes while the Board has failed to take any action to hold management accountable for the Company’s underperformance.  We strongly believe that Mr. Mettler and Mr. Johnson can bring much-needed fresh perspective and accountability to the Board and if elected, will work tirelessly to identify opportunities and take the necessary steps to enhance value for all shareholders.

THE COMPANY HAS ATTEMPTED TO HIDE ITS POOR TRACK RECORD BY CHERRY-PICKING POORLY PERFORMING PEERS

The Company recently compared its stock price performance to a new peer group.  The Company appears to have cherry-picked peers that have performed significantly worse than the peers that were included just one month ago in the Company’s proxy statement, as shown in the table below.  The Company’s stock price has in fact significantly underperformed its proxy peer group over the last three and five year periods as well as since the date of the announcement that Jane Elfers would be joining the Company as CEO.

	1 Year (3/10/14 - 3/9/15)	3 Years (3/12/12 - 3/9/15)	5 Years (3/10/10 - 3/9/15)	Date CEO Announced (12/10/09 - 4/14/15)1
Avg. of Peers Used in May 20152	(6.2%)	8.9%	45.8%	82.3%
Avg. of Peers Used in 2015 Proxy3	(1.3%)	51.9%	111.2%	186.4%
Avg. of Peers Excluded in May 2015	(2.4%)	100.8%	195.1%	263.3%

New Peers versus Excluded Peers	(3.8%)	(91.9%)	(149.3%)	(181.0%)

Source: S&P Capital IQ

We question the Company’s motives in significantly revising its peer group and wonder to what end this decision serves other than to obscure the Company’s actual significant underperformance and to protect the current Board.  We do not believe shareholders should place their trust in a Board that is so quick to change the benchmarks against which it measures its own performance.

THE BOARD CONTINUES TO SET LOW OPERATING TARGETS

In our May 5, 2015 letter to shareholders, we highlighted the fact that the Company provided unusually low guidance for 2015 compared to the Company’s peer group, which had guided to significantly higher earnings growth while operating in the same environment.  We believe that this past week’s upward revision of the Company’s guidance for fiscal 2015 just eight weeks after releasing its initial guidance demonstrates one of two dynamics: (1) either the current Board has too limited an understanding of the Company to realize that it can generate significantly higher earnings, or (2) the Board has simply approved too low operating targets that ensure Ms. Elfers will receive what we believe to be excessive compensation.  In fact, the Board has a history of setting low targets that have not driven the Company to meet its full potential, as shown below.

Year	Final Adjusted Operating Income Target ($ millions)	% Below Prior Target
2010	146
2011	142	-2%
2012	119	-16%
2013	105	-12%
2014	95	-9%

We do not believe that shareholders approve of steadily declining targets that are unlikely to result in maximizing shareholder value.

MISLEADING STATEMENTS TO DIVERT ATTENTION AWAY FROM THE BOARD’S POOR TRACK RECORD

To divert shareholder attention away from the Company’s poor track record, The Children’s Place appears to have embarked on an aggressive campaign funded by shareholder resources.  We believe The Children’s Place has made misleading statements about the Company and our nominees.  We urge you to not be misled and to consider the facts and then decide for yourself which nominees will act in your best interests.

COMPANY CLAIM:  Many aspects of the Company were in disarray when Jane joined.

THE FACTS:  The Company that Jane Elfers inherited had just completed three consecutive years of sales growth along with increasing EBITDA margins.  In 2010, the Company generated $204 million in EBITDA with $318 in sales per square foot.  In 2014, the fifth year of Ms. Elfers’s leadership, the Company generated $152 million in EBITDA with $280 in sales per square foot.  These significantly deteriorating results do not reflect a Company that has been rescued from a state of disarray.

	2010	2014	CHANGE

Average Sales Per Store	$1,587,000	$1,316,000	17% DECLINE

Sales per Sq. Ft	$318	$280	12% DECLINE

Gross Margin	39.4%	35.3%	410 bps DECLINE

Inventory Turns	4.9x	3.7x	WORSE BY 1.2x

EBITDA (millions)	$204	$152	$52 million DECLINE

ROIC	13.8%	9.4%	440 bps DECLINE

COMPANY CLAIM:  Company operational performance compares positively to “toddler-to-teen” apparel peers.

THE FACTS:  We believe that the addressable markets and business models of teen retailers are significantly different than that of The Children’s Place.  We believe the most relevant public peer for The Children’s Place is Carter’s.  Carter’s serves a similar customer segment and has seen its EBITDA increase by 52% from $275 million in 2010 to $419 million in 2014.  The Carter’s branded retail segment grew its sales by 99% and its operating income by 86% over this period.  During this same period, the EBITDA of The Children’s Place declined by 26%.  We believe that the Board is now trying to conceal this underperformance by comparing the Company to less relevant peers.

COMPANY CLAIM:  Stock is up over 100% and has outperformed specialty retail peers and the S&P 500 since Jane Elfers joined the Company.

THE FACTS:  The Children’s Place stock has significantly underperformed the S&P 500 Retailing Index, the S&P 500 Index, the Russell 2000 Index and Carter’s over the past one, three and five-year periods and during Ms. Elfers's tenure as shown below prior to the publication of our March 11, 2015 letter to the Board:

	1 Year (3/10/14 - 3/9/15)	3 Years (3/12/12 - 3/9/15)	5 Years (3/10/10 - 3/9/15)	CEO Tenure (1/4/10 - 3/9/15)
The Children’s Place4	12.0%	13.0%	35.2%	80.7%
S&P 500 Retailing Index4	18.7%	86.3%	155.4%	171.7%
S&P 500 Index4	13.1%	61.7%	101.7%	104.7%
Russell 2000 Index4	3.3%	56.5%	93.8%	104.7%
Carter’s, Inc.4	16.1%	86.5%	198.6%	242.9%

COMPANY CLAIM:  The Board has instituted a performance-based executive compensation program.  In 2014, 84% of CEO’s total compensation was performance based.

THE FACTS:  The Board did institute a performance-based executive compensation program, but unfortunately, it was based on declining operating targets.  In fact, the Company’s 2014 Operating Income target was 35% lower than it was in 2010.  We feel that setting declining operating targets contradicts the essence of a performance-based compensation program.  By consistently reducing targets from 2010 to 2014, we believe the Board has rewarded poor performance rather than holding management accountable for the Company’s underperformance.

COMPANY CLAIM:  Strong product offerings have been consistently well received by customers.

THE FACTS:  The Company’s sales per square foot have declined by 12% and average sales per store have declined by 17% since 2010.  If the Company’s strong product offerings were indeed consistently well received by customers, then why are these operating metrics deteriorating?

	2010	2014	CHANGE

Average Sales Per Store	$1,587,000	$1,316,000	17% DECLINE

Sales per Sq. Ft	$318	$280	12% DECLINE

Gross Margin	39.4%	35.3%	410 bps DECLINE

COMPANY CLAIM:  On track with investments and delivered on all major milestones on schedule.

THE FACTS:  When Ms. Elfers embarked on revamping the Company’s planning and allocation processes in March 2010, she promised an immediate payback:

“I think if you look at the many, many companies that have come before us and have forged ground on merchandise planning and allocation, you will also see that payback is almost immediate.  So we’re excited about the opportunity.”

Five years later, Ms. Elfers is still promising the future benefits of a new planning and allocation system.  While the Company claims that its investments are on schedule, this schedule appears to be every bit as lacking as the Company’s steadily declining operating targets.

COMPANY CLAIM:  The Company has made progress in its inventory management.

THE FACTS:  Between 2010 and 2014, the Company’s inventory turnover declined from 4.9x to 3.7x, a substantial deterioration that we believe is linked to the Company’s poor sales and gross margin performance.  We are hoping that the Company’s modest inventory improvement in the latest quarter will finally mark an end to the deterioration in this metric, but we question management’s ability to make sustained improvements after five years of deterioration.

COMPANY CLAIM:  Ms. Elfers and her team have led a transformation which required a significant upgrade of personnel throughout the organization.

THE FACTS:  There has been significant turnover of executives that were recruited directly by Jane Elfers during her tenure.  On the March 7, 2012 investor conference call Ms. Elfers reported that since she joined the Company, “…we have replaced and upgraded over half of our headquarter staff including key roles such as Chief Operating Officer, Head Merchant, Head of Design, Chief Marketing Officer, and Head of International.”  Four of the five key positions Ms. Elfers highlighted three years ago are no longer held by the same executives.

Ms. Susan Riley, who was serving as the CFO when Ms. Elfers joined the Company, continued in her role until February 2011, more than a year after Ms. Elfers became CEO.  These facts are contrary to the Company’s claim that she was replaced upon Ms. Elfers’s appointment as CEO, announced in December 2009.

Since 2010, the Company is on its fourth CFO, third Head of Design, second Head of Planning and Allocation, third Head of Sourcing, second Head of Merchandising and second Chief Operating Officer.  Furthermore, the Chief Marketing Officer and Chief Information Officer, both hired during Ms. Elfers’s tenure, have also left and have not been replaced.

We believe this type of turnover is debilitating to any organization.  We are concerned by Ms. Elfers’s apparent inability to retain executives whom she directly recruited and therefore question her managerial expertise and capability in identifying and retaining the appropriate talent to improve the Company’s performance.

COMPANY CLAIM:  Macellum and Barington failed to engage in any substantive manner prior to March 11, 2015 and provided no evidence of their attempt to work constructively with the Company.

THE FACTS:  Both Macellum and Barington had a number of meetings and conversations with Company representatives prior to March 11, 2015, as clearly set forth in the background section of our definitive proxy statement.  In fact, according to the Company’s own proxy statement, Jonathan Duskin of Macellum expressed his concerns to Kenneth Reiss, a Company director, in late 2014.  Furthermore, after waiting several weeks subsequent to releasing our initial letter to Chairman Norman Matthews on March 11, 2015, Macellum and Barington had to initiate contact with Mr. Matthews, which eventually resulted in a phone call that took place on April 6, 2015.  On another call on April 9, 2015, James Mitarotonda of Barington and Mr. Duskin requested an opportunity to meet with Mr. Matthews as soon as possible in hopes of further discussing the Company’s strategic plans and potentially reaching a mutually agreeable arrangement with the Company.  We were informed that we would have to wait until Mr. Matthews returned from vacation.  We informed Mr. Matthews that in order to preserve our rights, we would deliver a nomination letter to the Company by the April 10, 2015 nomination deadline.  The Company then immediately publicly rejected our nominees on April 13, 2015 and thereafter refused to have any further discussion about the Company unless we withdrew our nominees.  We remain eager to work constructively with the Company, as are our nominees.

COMPANY CLAIM:  Macellum and Barington’s analysis that the Company can more than double EPS within the next three years is misleading and wholly unsubstantiated.

THE FACTS:  Our definitive proxy statement shows the assumptions that result in EPS more than doubling to $6.19 per share by 2017.  These assumptions include modest sales growth, improvement of gross margins to 37.6%, containment of operating expenses, and ongoing share repurchases.  We can understand that the Company might view these targets as “misleading” given its history of setting declining operating targets, but we believe the Company should target this level of performance or better given the numerous levers available to improve performance.

COMPANY CLAIM:  Macellum and Barington stated that the Company is accelerating store growth.

THE FACTS:  This statement is false.  We correctly stated the Company was accelerating store growth during Ms. Elfers’s tenure at a time when other best-in-class retailers were shrinking their store counts.  The Company then reversed its store footprint expansion plan by announcing store closures which have increased in number since we wrote a letter to the Company in March.

COMPANY CLAIM:  Jane Elfers holds 76% of shares granted, net of any sales to cover taxes.

THE FACTS:  From 2010 to 2015, Ms. Elfers has been awarded 702,340 restricted shares as part of her total compensation.  During this period, our analysis of available public filings shows that Ms. Elfers has already sold 413,544 shares or 55% of her original awards.  We believe these awards have been grossly excessive, yielding Ms. Elfers an inflated ownership stake in the Company.

COMPANY CLAIM:  Macellum & Barington seek to remove strong leaders with critical skills.

THE FACTS:  The Company ignores the significant deterioration in the performance of The Children’s Place under Chairman Matthews and does not mention that he has sat on the boards of several other companies that have filed for bankruptcy: Levitz, Lechters, Finlay Enterprises, Loehmann’s, Reader’s Digest and NAMCO.  Further, Stanley Reynolds has never served as a public company director, and his professional experience has been focused on finance with no experience in apparel retailing.

COMPANY CLAIM:  Macellum & Barington’s nominees offer no differentiated value to The Children’s Place Board.

THE FACTS:  Our nominees are highly experienced retail professionals with successful track records serving on the boards of public companies.  Mr. Mettler has previously held managerial positions for children’s divisions at Sears and Macy’s.  Mr. Johnson served as the COO and board member of Abercrombie & Fitch when it was one of the most successful vertically integrated specialty retailers, achieving twelve consecutive years of quarterly earnings growth.  Pacific Sunwear had the highest net income of its history during his tenure.  Mr. Johnson’s service on the board of Tilly’s is clearly not a conflict of interest given its focus on teen apparel which is outside of the scope of business of The Children’s Place.

A LEADING PROXY ADVISOR ISS CONCLUDES THAT
BOARD CHANGE IS WARRANTED

ISS agrees that there is “a compelling need for change at the board level” at The Children’s Place, stating:

“There are several aspects of board oversight which could be improved, particularly the willingness to hold management accountable for performance outcomes – including through compensation practices.  Given that much of the performance issues appear to be in the blocking-and-tackling of operations – particularly merchandizing, inventory control, and supply chain management – adding additional expertise in these issues at the  board level might be advisable.”

Commenting on the recent quarter, ISS further stated:

“Unfortunately for shareholders, however, this is as yet a single quarter, and it comes in the midst of a very public discussion about whether the company has been performing as well as it should – raising the question of whether, without an activist pressing these questions, these results would have been as strong.  Turnarounds take time, but even still the quarterly results would have been more unequivocally compelling had they come earlier than 5 years into the ‘turnaround’ the company touts.”

We believe our nominees, Messrs. Mettler and Johnson can bring a sense of urgency that appears to be lacking on the Board.  Absent shareholder pressure and the fresh perspective from new Board members, we are afraid that The Children’s Place may fall back into complacency and fail to maintain its recent short-lived positive momentum.

IT’S TIME TO ELECT SHAREHOLDER-FOCUSED DIRECTORS WITH SUBSTANTIAL EXPERIENCE IMPROVING LONG-TERM SHAREHOLDER VALUE

We are soliciting your support to elect our two highly qualified nominees, Robert Mettler and Seth Johnson, to the Board at the Annual Meeting.  Each of Messrs. Mettler and Johnson is truly independent and has the boardroom experience, business and leadership skills that we believe is necessary to help the Company maximize its value and ensure that shareholder interests are appropriately represented in the boardroom.

We believe that Messrs. Mettler and Johnson are qualified to serve as directors of the Company based upon, among other things, their executive leadership experience in the retail industry, their public company board experience, and their experience in marketing and merchandising apparel products, which would enable them to contribute important operational, financial and strategic planning insights to the Board.  If elected, our nominees intend to work constructively with management and the Board to maximize value for the benefit of all shareholders of The Children’s Place.

THE CHOICE IS CLEAR: VOTE THE BLUE PROXY CARD TODAY
TO PROTECT THE VALUE OF YOUR INVESTMENT!

We believe the choice in this proxy contest is clear.  Robert Mettler and Seth Johnson are highly experienced directors who are committed to improving shareholder value and protecting shareholder interests at The Children’s Place.  We are highly confident that if elected at the Annual Meeting, our nominees can help maximize shareholder value at The Children’s Place.

We urge you to support our efforts to elect Messrs. Mettler and Johnson to the Board at the Annual Meeting by signing, dating and returning the enclosed BLUE proxy card TODAY.  If you have any questions on how to vote the BLUE proxy card, please contact our proxy solicitor, D.F. King & Co., Inc., at 800-515-4507.

Thank you for your support,

Macellum Advisors GP, LLC	Barington Capital Group, L.P.

REMEMBER:
You can vote your shares by telephone or via the Internet.
Please follow the easy instructions on the enclosed BLUE proxy card.

If you have any questions or need assistance in voting
your shares, please call our proxy solicitor,

D.F. KING & CO., INC.
TOLL-FREE at, 800-515-4507.

____________________
1 Dates used by the Company in its May 2015 Presentation.
2 Peers identified in the Company’s May 2015 Presentation include: Abercrombie, Aeropostale, American Eagle, Ann, Ascena, Buckle, Carter’s, Chico’s and GAP.  Excludes DSW, Kate Spade, G-III Apparel, Men’s Wearhouse, Stage Stores, Finish Line and Express.
3 Peers identified in the 2015 Proxy include: Aeropostale, American Eagle, Ann, Ascena, Buckle, Carter’s, Chico’s, DSW, Kate Spade, G-III Apparel, Men’s Wearhouse, Stage Stores, Finish Line and Express.
4 Source: S&P Capital IQ.  Returns are calculated assuming the reinvestment of dividends. Carters, Inc. is the only comparable publicly traded peer that focuses on selling children’s apparel.

Item 3: The following materials were posted by Shareholders for Change at The Children’s Place to http://www.changeplce.com: